To the Board of Directors

Bigeon

We hereby consent to the use in the foregoing Registration Statement on Form S-1 our report dated December 14, 2018, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Mac Accounting Group, LLP

Midvale, Utah

December 14, 2018